Exhibit 99.1

Contact:

Ron Parham

Sr. Director of Investor Relations

& Corporate Communications

Columbia Sportswear Company

(503) 985-4584

rparham@columbia.com

COLUMBIA SPORTSWEAR COMPANY REPORTS THIRD QUARTER RESULTS;

RAISES FULL YEAR 2013 FINANCIAL OUTLOOK;

ANNOUNCES 14 PERCENT INCREASE IN QUARTERLY DIVIDEND

Third Quarter 2013 Highlights:

•	Consolidated net sales decreased 4 percent to $523.1 million, compared with third quarter 2012 net sales of $545.0 million.

•	Operating income totaled $76.9 million, or 14.7 percent of sales, compared with third quarter 2012 operating income of $87.8 million, or 16.1 percent of sales.

•	Net income attributable to Columbia Sportswear Company totaled $54.6 million, or $1.57 per diluted share, compared with third quarter 2012 net income of $64.4 million, or $1.88 per diluted share. A higher effective tax rate accounted for $2.2 million, or $0.06 per diluted share, of the decline.

•	The board of directors approved a 14 percent increase in the quarterly dividend to $0.25 per share, payable on December 2, 2013 to shareholders of record on November 14, 2013.

Full Year 2013 Outlook Revised Upward:

•	Consolidated net sales now expected to decline up to 1.5 percent.

•	Operating margin is expected to be approximately 7.25 percent, including restructuring charges incurred through September 30 and the effects of pre-operating costs and deferral of operating income related to the previously announced plan to transition to a joint venture in China on January 1, 2014. Operating margin is expected to be approximately 8.1 percent, excluding the effects of those items.

PORTLAND, Ore. — October 24, 2013 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the active outdoor apparel and footwear industries, today announced net sales of $523.1 million for the quarter ended September 30, 2013, a 4 percent decrease compared with net sales of $545.0 million for the same period in 2012, including a 1 percentage point negative effect from changes in currency exchange rates.

Third quarter net income totaled $54.6 million, or $1.57 per diluted share, compared with net income of $64.4 million, or $1.88 per diluted share, for the same period in 2012. A higher effective tax rate in the current quarter accounted for $2.2 million, or $0.06 per diluted share, of the decline.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Our third quarter results benefited from strong performance across our direct-to-consumer platform while we continue to focus on reinvigorating growth in our wholesale channels globally. A 14 percent decline in inventory levels and our continued focus on managing discretionary spending also contributed to better-than-expected profitability and cash flow during the quarter, leading us to raise our financial outlook for 2013.”

“These trends are encouraging and we’re very focused on several initiatives to return to growth in 2014, beginning with improved seasonal product assortments. We also expect to generate growth through our new joint venture in China, grow and expand our direct-to-consumer operations, generate growth in our North American and European wholesale businesses, and grow in key international markets served by independent distributors. We also expect to implement our new global ERP platform in the U.S. in order to improve our business processes and financial performance. With the above factors in mind, the board of directors approved a 14 percent increase in the company’s quarterly dividend, bringing it to $0.25 per share from the prior $0.22 per share rate.”

Third Quarter Results

(All comparisons are between third quarter 2013 and third quarter 2012, unless otherwise noted.)

Net sales in the U.S. declined 7 percent to $323.1 million; Latin America/Asia Pacific (LAAP) region net sales decreased 15 percent to $72.0 million, including a 9 percentage point negative effect from changes in currency exchange rates; Europe/Middle East/Africa (EMEA) region net sales increased 29 percent to $78.1 million, including a 4 percentage point benefit from changes in currency exchange rates; net sales in Canada decreased 4 percent to $49.9 million, including a 3 percentage point negative effect from changes in currency exchange rates. (See “Geographical Net Sales” table below.)

Apparel, Accessories & Equipment net sales of $428.6 million were essentially unchanged, down less than 1 percent. Footwear net sales of $94.5 million declined 18 percent. (See “Categorical Net Sales” table below.)

Columbia brand net sales decreased 1 percent to $431.5 million, Sorel brand net sales declined 23 percent to $47.4 million, and Mountain Hardwear net sales declined 9 percent to $40.6 million. (See “Brand Net Sales” table below.)

Balance Sheet

The company ended the third quarter with $303.2 million in cash and short-term investments, compared with $96.3 million at September 30, 2013. Approximately 47 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated inventories totaled $410.1 million at September 30, 2013, a reduction of $65.6 million, or 14 percent, compared with $475.7 million at September 30, 2012. Reduced inventory purchases, primarily reflecting the planned later receipt of Fall inventory to be more aligned with delivery dates requested by wholesale customers, improved inventory management, and lower Fall 2013 advance wholesale orders.

Upward Revised Full Year 2013 Financial Outlook

The company expects 2013 net sales to decline up to 1.5 percent compared to 2012, including an approximate 2 percentage point negative effect from anticipated changes in foreign currency exchange rates.

Full year 2013 gross margin is expected to improve by approximately 50 basis points compared to 2012.

Full year 2013 selling, general and administrative expenses are expected to increase approximately 2.0 percent, including approximately $3.7 million in pre-operating expenses related to the China joint venture and pre-tax restructuring charges of approximately $5.2 million, resulting in approximately 125 basis points of SG&A expense deleverage.

Full year 2013 licensing income is expected to be comparable to 2012, including the effect of deferring approximately $3.5 million of licensing income into 2014 in conjunction with the transition to the China joint venture.

As a result, full year 2013 operating margin is expected to be approximately 7.25 percent. Full year 2013 operating margin is expected to be approximately 8.1 percent if the following items are excluded: approximately $5.2 million in restructuring charges, the deferral of approximately $2.1 million of gross profit and $3.5 million of licensing income into 2014 and pre-operating costs of approximately $3.7 million related to the China joint venture.

The company is modeling a full year effective tax rate of 27.5 percent; however, the actual rate could differ based on the status of tax uncertainties, the geographic mix of pre-tax income, as well as other discrete events that may occur during the year.

Fourth Quarter 2013 Financial Outlook

The company expects fourth quarter net sales to decline up to 2.0 percent compared with the fourth quarter of 2012. Fourth quarter operating margins are expected to contract approximately 220 basis points compared with the fourth quarter of 2012, consisting of approximately 290 basis points of SG&A deleverage and lower licensing income due to the deferral of approximately $2.0 million in licensing income related to the China JV transition, partially offset by anticipated gross margin expansion of approximately 90 basis points. Excluding a total of approximately $5.3 million of anticipated pre-operating costs and deferral of gross profit and licensing income related to the China joint venture, fourth quarter 2013 operating margin is expected to contract approximately 120 basis points. The company is modeling a fourth quarter effective tax rate of 27.0 percent.

The company’s annual net sales are weighted more heavily toward the second half of the fiscal year, while operating expenses are more equally distributed, resulting in a highly seasonal profitability pattern weighted toward the second half. All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps significantly.

A more detailed version of the company’s financial outlook can be found in the “CFO Commentary on Third Quarter 2013 Financial Results and 2013 Outlook”, available beginning at approximately 4:15pm EDT today on the company’s investor relations website: http://investor.columbia.com/results.cfm.

Dividend

The board of directors authorized a 14 percent increase in the company’s regular quarterly dividend to $0.25 per share from the prior $0.22 per share, payable on December 2, 2013 to shareholders of record on November 14, 2013.

CFO’s Third Quarter Financial Commentary Available Online

At approximately 4:15 p.m. ET today, a commentary by Tom Cusick, senior vice president and chief financial officer, reviewing the company’s third quarter 2013 financial results and fourth quarter and full year 2013 financial outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, October 24, 2013 at 5:00 p.m. ET to review its third quarter financial results and full year 2013 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until October 24, 2014.

Fourth Quarter and Full Year 2013 Reporting Schedule

Columbia Sportswear plans to report fourth quarter and full year 2013 financial results on Tuesday, February 18, 2014 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. ET at www.columbia.com. To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment industry. Founded in 1938 in Portland, Oregon, Columbia products are sold in approximately 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, Montrail® and OutDry®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, www.montrail.com and www.outdry.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A and other expenses, effects of changes in foreign currency exchange rates, licensing income, product innovations, joint venture costs and results, tax rates, global ERP platform implementation and cost containment measures in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this document include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; our ability to effectively and timely implement our IT infrastructure, data management and business process initiatives, failure of which could result in material unanticipated expenses and/or significant disruptions to our business; the operations of our computer systems and third party computer systems; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; our reliance on product innovations, which may involve greater regulatory and manufacturing complexity and could pose greater risks of quality issues or supply disruptions; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism or military activities around the globe; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,
	2013	2012
Current Assets:
Cash and cash equivalents	$274,160	$94,164
Short-term investments	29,049	2,128
Accounts receivable, net	378,032	422,756
Inventories, net	410,111	475,733
Deferred income taxes	50,342	53,905
Prepaid expenses and other current assets	38,514	38,334

Total current assets	1,180,208	1,087,020

Property, plant and equipment, net	280,682	260,423
Intangibles and other non-current assets	73,412	80,403

Total assets	$1,534,302	$1,427,846

Current Liabilities:
Notes payable	$—	$10,206
Accounts payable	141,755	109,879
Accrued liabilities	119,654	122,501
Income taxes payable	9,257	13,802
Deferred income taxes	67	954

Total current liabilities	270,733	257,342

Long-term liabilities	43,847	42,801
Columbia Sportswear Company shareholders’ equity	1,211,912	1,127,703
Non-controlling interest	7,810	—

Total liabilities and equity	$1,534,302	$1,427,846

—more—

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$523,084	$545,005	$1,151,886	$1,168,503
Cost of sales	290,735	301,320	645,949	659,014

Gross profit	232,349	243,685	505,937	509,489
	44.4%	44.7%	43.9%	43.6%

Selling, general and administrative expenses	162,951	160,154	437,789	437,881
Net licensing income	7,501	4,287	11,482	10,817

Income from operations	76,899	87,818	79,630	82,425

Interest income (expense), net	56	(17)	403	421
Other non-operating income (expense)	417	—	(686)	—

Income before income tax	77,372	87,801	79,347	82,846

Income tax expense	(22,822)	(23,426)	(22,025)	(22,474)

Net income	54,550	64,375	57,322	60,372
Net loss attributable to non-controlling interest	(36)	—	(289)	—

Net income attributable to Columbia Sportswear Company	$54,586	$64,375	$57,611	$60,372

Earnings per share attributable to Columbia Sportswear Company:
Basic	$1.58	$1.90	$1.68	$1.79
Diluted	1.57	1.88	1.66	1.77
Weighted average shares outstanding:
Basic	34,452	33,872	34,325	33,761
Diluted	34,753	34,155	34,640	34,035

—more—

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$57,322	$60,372
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	30,337	30,763
Loss on disposal or impairment of property, plant and equipment	370	505
Deferred income taxes	2,173	974
Stock-based compensation	6,532	5,707
Excess tax benefit from employee stock plans	(1,083)	(604)
Changes in operating assets and liabilities:
Accounts receivable	(43,712)	(68,605)
Inventories	(46,795)	(108,027)
Prepaid expenses and other current assets	114	(1,784)
Other assets	330	(266)
Accounts payable and accrued liabilities	10,133	(32,734)
Income taxes payable	7,530	825
Other liabilities	472	2,298

Net cash provided by (used in) operating activities	23,723	(110,576)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net sales of short-term investments	15,880	879
Capital expenditures	(49,157)	(32,431)
Proceeds from sale of property, plant, and equipment	49	6

Net cash used in investing activities	(33,228)	(31,546)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facilities	36,896	74,846
Repayments on credit facilities	(37,052)	(64,640)
Proceeds from issuance of common stock under employee stock plans	14,199	9,607
Tax payments related to restricted stock unit issuances	(2,144)	(1,261)
Excess tax benefit from employee stock plans	1,083	604
Repurchases of common stock	—	(206)
Capital contribution from non-controlling interest	8,000	—
Cash dividends paid	(22,665)	(22,309)

Net cash used in financing activities	(1,683)	(3,359)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(5,433)	(1,389)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(16,621)	(146,870)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	290,781	241,034

CASH AND CASH EQUIVALENTS, END OF PERIOD	$274,160	$94,164

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES:
Capital expenditures incurred but not yet paid	$1,259	$5,967

—more—

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change

Geographical Net Sales:
United States	$323.1	$347.8	(7)%	$663.4	$672.9	(1)%
Latin America & Asia Pacific	72.0	84.7	(15)%	236.3	245.6	(4)%
Europe, Middle East, & Africa	78.1	60.5	29%	172.1	168.6	2%
Canada	49.9	52.0	(4)%	80.1	81.4	(2)%

Total	$523.1	$545.0	(4)%	$1,151.9	$1,168.5	(1)%

Categorical Net Sales:
Apparel, Accessories and Equipment	$428.6	$429.5	—	$958.6	$954.7	—
Footwear	94.5	115.5	(18)%	193.3	213.8	(10)%

Total	$523.1	$545.0	(4)%	$1,151.9	$1,168.5	(1)%

Brand Net Sales:
Columbia	$431.5	$436.8	(1)%	$985.1	$990.6	(1)%
Mountain Hardwear	40.6	44.4	(9)%	95.2	98.8	(4)%
Sorel	47.4	61.2	(23)%	62.7	70.5	(11)%
Other	3.6	2.6	38%	8.9	8.6	3%

Total	$523.1	$545.0	(4)%	$1,151.9	$1,168.5	(1)%

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